NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 31, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 19, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between The Coast Distribution System, Inc. and KAO Acquisition Sub, Inc., a wholly owned subsidiary of Keystone Automotive Operations, Inc., a wholly owned subsidiary of LKQ Corporation which became effective on August 19, 2015, each outstanding share of Common Stock of The Coast Distribution System, Inc. not previously tendered was converted into $5.50 per share in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 20, 2015.